Exhibit 10.35

October 7, 2015

William Ambrose Burke, III

Re:    Retirement Agreement and General Release

Dear Bill:

This letter when signed by you will constitute the full agreement between you and Newell Rubbermaid Inc. (“the Company”) on the terms of your retirement from employment (“Agreement”). By entering into this Agreement, neither you nor the Company makes any admission of any failing or wrongdoing. Rather, the parties have merely agreed to resolve amicably any existing or potential disputes arising out of your employment with the Company and the separation thereof.

1.    You will retire from the Company and your employment with the Company will be considered terminated effective April 30, 2016 (“Retirement Date”). You will be provided with any accrued but unused vacation in the ordinary course of business. Between January 1, 2016 and the Retirement Date, you will no longer function as the Company’s Chief Operating Officer and your duties will consist of transition and special project assistance. You must work at least 10 hours per week on these duties. You will continue to receive your full salary and benefits during this time. As a result, you will be required to sign this Agreement twice – once after receiving this letter and once at the Retirement Date –in consideration of the time period when the Company allows you to work part-time between January and April 2016 and to receive the post-Retirement Date benefits outlined below.

2.    In consideration of your acceptance of this Agreement, you will be entitled to the following items:

(a)
After the Retirement Date, you will be eligible to receive severance pay pursuant to the Newell Rubbermaid Severance Plan (effective July 1, 2014) (the “Severance Plan”), the terms of which are specifically incorporated herein by reference. As severance pay, the Company will, subject to the provisions of the Severance Plan and this Agreement, provide you with fifty-two weeks of pay at your present base salary, less ordinary and necessary payroll deductions and tax withholdings. These severance payments will continue until you find other employment, including self-employment (“Alternative Employment”) or until April 29, 2017, whichever event occurs first (the “Salary Continuation Period”). The severance payments described herein will not commence, however, until the Company’s first payroll date after the Effective Date of this Agreement and after the Retirement Date, and they will be made in connection with our normal payroll process.

(b)
As of the Retirement Date, you shall no longer be eligible to participate in our health and dental insurance plans as an active employee participant and your Retirement Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health and dental plan coverage pursuant to federal law (commonly referred to as “COBRA”). However, as additional consideration for your acceptance of this Agreement, your monthly COBRA premiums for such continuation coverage (if elected by you and your eligible dependents who are qualified beneficiaries under COBRA) will, until January 30, 2017, be at a discounted rate equal to the same monthly cost the Company charges its active employees for group health and dental plan coverage, provided you pay the premiums in a timely manner and remain eligible for COBRA continuation coverage. Thereafter, you will have the right to continue COBRA coverage at the Company’s then established COBRA premium rates generally applicable to COBRA continuees for the duration of the applicable COBRA period, if any. You will receive, under separate cover, information regarding your rights to such continuation coverage. Notwithstanding the foregoing, if upon the future issuance of regulatory or other guidance, the discounted monthly COBRA premiums specified above would constitute or create a discriminatory insured plan of the Company in violation of the Patient Protection and Affordable Care Act or otherwise violate applicable law, then upon the effective date of such regulatory or other guidance or applicable law you shall commence paying the Company’s then established COBRA premium rates generally applicable to COBRA continuees.

(c)
You will be eligible to retain your Company-issued phone and iPad. The full value of this benefit will be imputed to you as income and will be subject to all applicable tax withholdings. You agree that you will coordinate with the Company’s IT team to ensure that all Company data and confidential information is removed from the device prior to retention. You may decline this benefit if you so choose to do so. You understand and agree that you remain solely liable for any service related expenses and charges associated with operating the device.

(d)
Subject to Section 18 of this Agreement, all vested and non-vested stock options and all non-vested restricted stock units or other awards granted under any Newell Rubbermaid employee stock plan will be forfeited as of the Retirement Date, except for those 1700 restricted stock unit grants that would have otherwise vested in May 2016, which will vest on their original vesting date as if you had continued to remain employed by the Company, subject to the approval of the Compensation Committee of the Board of Directors. Nothing herein is intended to limit your vesting rights pursuant to the Retiree provisions of the applicable stock plan, as detailed in Section 18.

(e)
Except as stated above, all other benefits, bonuses, and compensation end on the Retirement Date. However, this Agreement does not affect any existing vested rights that you may have in the Company’s bonus, deferred compensation, pension, retirement, and/or 401(k) plans.

(f)
Benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in a the imposition of additional tax under Code Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you or any other taxpayer as a result of this Agreement.

3.    In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you hereby acknowledge, you do, on behalf of yourself and your heirs, administrators, executors, and assigns, hereby fully, finally, and unconditionally release and forever discharge the Company and its parent, subsidiary, and affiliated entities and its and their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors, and assigns (collectively “Released Parties”), in their corporate, personal, and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, waivable and/or enforceable under any local, state, federal, or foreign common law, constitution, statute, or ordinance which arise from or relate to your employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties through the date you sign this Agreement. Specifically included in this release is a general release which releases the Released Parties from any claims, including without limitation claims under: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (race discrimination); (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624) (age discrimination); (5) 29 U.S.C. § 206(d)(1) (equal pay); (6) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) Employee Retirement Income Security Act of 1974, as amended; (10) the Occupational Safety and Health Act; (11) the Ledbetter Fair Pay Act; (12) the Family and Medical Leave Act; (13) the Genetic Information and Non-Discrimination Act; (14) the Uniformed Service Employment and Reemployment Rights Act; (15) the Worker Adjustment and Retraining Notification Act; and (16) other similar federal, state, and local anti-discrimination and other employment laws, including those of the State of Georgia and the Commonwealth of Massachusetts and where applicable, any rights and claims arising under the law and regulations administered by California’s Department of Fair Employment and Housing. You further acknowledge that you are releasing, in addition to all other claims, any and all claims based on any retaliation, tort, whistle-blower, personal injury, defamation, invasion of privacy, retaliatory discharge, constructive discharge, or wrongful discharge theory; any and all claims based on any oral, written, or implied contract or on any contractual theory; any and all claims based on any public policy theory; any and all claims for severance pay, supplemental unemployment pay, or other separation pay, including but not limited to claims under the Newell Rubbermaid Severance Pay Plan, Newell Rubbermaid Supplemental Unemployment Pay Plan, or the Newell Rubbermaid Excess Severance Plan; any and all claims related to the Company’s use of your image, likeness, or photograph; and any and all claims based on any other federal, state, or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits, and attorneys’ fees, costs, or expenses. Nothing in this Agreement and Release, however, is intended to waive your entitlement to vested benefits under any 401(k) plan or other benefit plan provided by the Company. Finally, the above release does not waive claims that you could make, if available, for unemployment compensation, workers’ compensation, or claims that cannot be released by private agreement.

You further acknowledge and agree that you have not filed, assigned to others the right to file, reported, or provided information to a government agency, nor are there pending, any complaints, charges, or lawsuits by or on your behalf against the Company or any Released Party with any governmental agency or any court. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency, reporting or providing information to said agency, or cooperating with said agency in its investigation; however, you understand and agree that you shall not be entitled to and expressly waive any right to personally recover against any Released Party in any action brought against any Released Party by any governmental agency, you give up the opportunity to obtain compensation, damages, or other forms of relief for yourself other than that provided in this Agreement, without regard as to who brought said complaint or charge and whether the compensation, damages, or other relief is recovered directly or indirectly on your behalf, and you understand and agree that this Agreement shall serve as a full and complete defense by Newell Rubbermaid and the Released Parties to any such claims.

4.    Non-Competition.

(a)    For a period of twelve months following the Retirement Date, you agree that you shall not be associated, directly or indirectly, as an employee, proprietor, stockholder, partner, agent, representative, officer, or otherwise, with the operation of any business that is competitive with any line of business of the Company or its affiliates for which you have provided substantial services, without the prior written consent of the Company, which shall not unreasonably be withheld, except that your ownership (or that of your wife and children) of publicly-traded securities of any such business having a cost of not more than $500,000 shall not be considered a violation of this paragraph.

For purposes of the preceding sentence, you shall be considered as the “stockholder” of any equity securities owned by your spouse and all relatives and children residing in your principal residence.

(b)    Reasonableness. You hereby acknowledge and agree that: (i) the restrictions provided in this paragraph are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

(c)    Injunctive Relief. You also recognize and agree that should you fail to comply with the restrictions set forth in this Paragraph 4, which restrictions you recognize are vital to the success of the Company’s business, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, you agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court and to secure immediate temporary, preliminary, and permanent injunctive relief. In the event the enforceability of any of the covenants in this paragraph are challenged in court, the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired. You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

5.You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

6.You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment containing confidential Company information and/or regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. You further agree to return to Irma Lockridge any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Irma Lockridge of the location of any electronic documents which are subject to a legal hold. Unless required or otherwise permitted by law, you further agree that you will not disclose to any person, firm, or corporation or use for your own benefit any information regarding the terms of this Agreement or the amount of severance pay being paid pursuant to this Agreement, except that you may disclose this information to your spouse and your attorney, accountant, or other professional advisor to whom you must make the disclosure in order for them to render professional services to you; provided that you first advise them of this confidentiality provision and they also agree to maintain the confidentiality of the severance pay and benefits and terms of this Agreement.

7.When permitted by applicable law, you agree that in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop any of the payments or other consideration to be provided to you pursuant to Paragraph 2 of this Agreement, including but not limited your severance pay and/or your COBRA subsidy and to recover any payments or other consideration already paid you. This includes, when allowed by applicable law, the return by you of any severance pay and the value of other benefits already paid to you pursuant to this Agreement prior to your proceeding with any claim in court against any of the Released Parties. You further agree that in the event of a breach by you, the Company shall be entitled to obtain any and all other relief provided by law or equity including the payment of its attorneys’ fees and costs.

8.It is agreed that neither you nor the Company, nor any of its officers, directors, or employees, make any admission of any failing or wrongdoing or violation of any local, state, or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not make any disparaging or negative statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products or to otherwise act in any manner that would damage the business reputation of the same. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

9.You agree, upon reasonable notice, to advise and assist the Company and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information. You also agree to assist the Company and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving the Company or its affiliates. The Company shall pay your necessary travel costs and expenses in the event it requires you to assist it under this Paragraph.

10.You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable, and that a court is authorized to amend the relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible.

11.Any Employment Security Agreement or Change in Control Agreement, Retention Agreement or other agreement, policy, or practice relating to severance benefits or monies to be paid to you upon your termination from employment with the Company is expressly rendered null and void by this Agreement, except as explicitly preserved in this Agreement and subject to Paragraph 12.

12.Unless specifically voided herein, any individual terms of any agreement that you have previously entered into with the Company or its affiliated or related entities that by their terms extend past your Retirement Date, including the confidentiality, non-competition and non-solicitation provisions in your Employment Security Agreement with the Company and in those grant agreements accepting your restricted stock units in 2013, 2014 and 2015, remain in full force and effect.

13.You agree to submit all outstanding expenses no later than April 30, 2016. The Company agrees to reimburse you for qualified, reimbursable expenses incurred by you through the Retirement Date which have not yet been reimbursed and which are submitted within this time period and permitted pursuant to the Company’s standard policies and procedures relating to reimbursement of expenses. You understand and agree that failure to submit your expenses per this Paragraph will result in denial of your claim for reimbursement and that you will be personally responsible for any charges not covered.

14.You acknowledge and agree that: (i) you have been paid in full for all hours that you have worked through the date you sign this Agreement; (ii) it is your responsibility to make a timely report of any work related injury or illness and that you have reported to HR any work related injury or illness that occurred up to and including through your last day of employment.

15.You acknowledge receipt of the Summary Plan Description of the Newell Rubbermaid Severance Pay Plan.

16.Nothing contained in this Agreement shall restrict the Company's ability to seek recoupment of any form of compensation (except that set forth in Paragraph 2(b)) paid to you after the Retirement Date) pursuant to the Newell Rubbermaid Inc. Policy Regarding Executive Incentive Compensation Recoupment, or any such successor policy (the “Recoupment Policy”), and you hereby expressly agree to be subject to the Recoupment Policy notwithstanding your termination of employment; provided that the Recoupment Policy shall be applied to you in the same manner as it is applied to the senior executives of the Company including the compensation subject to such recoupment.

17.You acknowledge and agree that the releases set forth above are in accordance with and shall be applicable to, without limitation, any claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, and that in accordance with these laws, you are hereby advised in writing to consult an attorney prior to accepting and executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those twenty-one (21) days. You agree that if you elect to sign this Agreement before the end of this twenty-one (21) day period, it is because you freely chose to do so after carefully considering its terms.

18.For purposes of clarity only, pursuant to the retirement provisions of the Newell Rubbermaid 2013 Incentive Plan, you will retain a pro-rated quantity of the following restricted stock unit (“RSU”) awards, and such pro-rated quantities shall vest in their ordinary course and subject to all performance criteria, as illustrated in Appendix A.

In addition, for purposes of clarity only, the transition contributions communicated to you in or about May 2013 and made to your Supplemental Executive Restoration Plan cash account made in March of 2014, 2015 and 2016 shall vest on April 1, 2016 under the terms of the plan.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh (7th) day, this Agreement shall be effective the day after the seven- (7-) day revocation period has elapsed (“Effective Date”).

Sincerely,

/s/ Paula S. Larson
Paula S. Larson
Executive Vice President and Chief Human Resources Officer

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated: October 7, 2015                Name: /s/ William A. Burke, III
William A. Burke, III

Dated: April ___, 2016                Name:____________________________
William A. Burke, III

William A. Burke Retirement Agreement- Appendix A

Date of Award	Type of RSU	Original Quantity	Pro-Rated Quantity*
12-Feb-14	Time-Based	19,273	13,919
12-Feb-14	Performance-Based	28,909	20,879
11-Feb-15	Time-Based	15,356	5,972
11-Feb-15	Performance-Based	23,035	8,958

* Using April 30, 2016 retirement date

The original RSU amount is multiplied by a pro-rata factor that is the number of full months since grant divided by 36. This for 2014 awards the pro-rata factor is 26/36. For the 2015 awards the pro-rata factor is 14/36.